   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 20, 1996

                                            REGISTRATION STATEMENT NO. 333-14979
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                         PRE-EFFECTIVE AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                   COHR INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                          7389                         95-4559155
(STATE OR OTHER JURISDICTION    (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
     OF INCORPORATION OR           CLASSIFICATION NUMBER)            IDENTIFICATION NO.)
       ORGANIZATION)

                              21540 PLUMMER STREET
                       CHATSWORTH, CALIFORNIA 91311-4103
                                 (818) 773-2647

          ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                            ------------------------

                                  PAUL CHOPRA
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              21540 PLUMMER STREET
                       CHATSWORTH, CALIFORNIA 91311-4103
                                 (818) 773-2647
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                          COPIES OF COMMUNICATIONS TO:

                 WILLIE R. BARNES, ESQ.              D. BRADLEY PECK, ESQ.
                 GARY L. WOLLBERG, ESQ.              NANCY E. DENYES, ESQ.
              MUSICK, PEELER & GARRETT LLP             COOLEY GODWARD LLP
                 624 SOUTH GRAND AVENUE         4365 EXECUTIVE DRIVE, SUITE 1100
             LOS ANGELES, CALIFORNIA 90017        SAN DIEGO, CALIFORNIA 92121
            TEL: (213) 629-7600  FAX: (213)     TEL: (619) 550-6000  FAX: (619)
                         624-1376                           453-3555

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: [ ]
                            ------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Estimated expenses payable in connection with the proposed sale of Common Stock covered hereby are as follows:

        Securities and Exchange Commission Registration Fee...............  $ 18,291
        National Association of Securities Dealers, Inc. Fee..............     6,536
        Nasdaq National Market............................................    17,500
        Blue Sky Fees and Expenses........................................    70,000
        Printing and Engraving............................................    60,000
        Legal Fees and Expenses...........................................   100,000
        Accounting Fees and Expenses......................................    40,000
        Transfer Agent....................................................     6,000
        Miscellaneous.....................................................    31,673
                                                                            --------
          Total...........................................................  $350,000
                                                                            ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The General Corporation Law of Delaware, Section 145, gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers. Such provisions also give a director or officer who successfully defends an action the right to be so indemnified subject to specified conditions and exclusions and authorizes Delaware corporations to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or otherwise.

     The Company's By-Laws require that the Company indemnify its officers and directors to the full extent authorized under the Delaware General Corporation Law. The standard for indemnification applicable in all cases (excepting indemnification in connection with the successful defense of any proceeding or matter which is mandatory under the Delaware General Corporation Law and the By-Laws without reference to any such standard) is that the individual shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that no indemnification is permitted with respect to litigation brought by or in the right of the Company in respect of any claim, issue or matter as to which the director or officer is adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which the action is brought determines that such person is entitled to indemnity for such expenses as said Court deems to be proper.

     The Delaware indemnification statute described above in general, is nonexclusive and allows a corporation to expand the scope of indemnification, whether provided by provisions in its bylaws or by agreement. The Bylaws authorize the Company to contract with directors, officers and other agents of the Company and to provide such persons with indemnification for breach of duty to the Company and its stockholders in excess of indemnification otherwise provided by Delaware law. In accordance with such authorization, the Company has entered into indemnification agreements with present and certain of its former directors and certain officers who are not directors (the "Indemnification Agreements"). The Company believes that these provisions will assist it in attracting and retaining qualified directors, officers and other agents.

     Under the Indemnification Agreements, the Company's directors and officers who are involved in an action other than an action by or in the right of the Company will be indemnified by the Company against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specific actions, suits or proceedings, whether civil, criminal, administrative or investigative. Under current law and the Indemnification Agreements, the Company may advance expenses incurred by an officer, director, employee or agent in defending a proceeding, provided that the person seeking such advances provides a written undertaking to the Company to repay all amounts so advanced if it is ultimately determined that such person is not entitled to indemnification.

     The Indemnification Agreements will not provide indemnification for matters or claims (a) to the extent paid under an insurance policy; (b) initiated by the officer or director (unless authorized by the Board of Directors); (c) for an accounting of profits under Section 16(b) of the Securities Exchange Act of 1934 and any similar provisions of statutory or common law; or (d) for any acts or omissions as to which indemnification is not permitted under applicable law.

     Although the enforceability of the provisions of the Indemnification Agreements has not been tested in court and remains subject to public policy considerations, the Company believes that such provisions are permitted under the laws of Delaware. Although the Indemnification Agreements will not expressly provide for exclusion of liability arising under federal securities laws (except for a violation of Section 16(b) of the Securities Exchange Act of 1934), the Company understands that it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy. The Company may be required to undertake to submit issues regarding such indemnification to an appropriate court and be governed by the outcome of such submission.

     The Company intends to apply for and purchase liability policies to indemnify its officers and directors against loss arising from claims by reason of their legal liability for acts as officers and directors, subject to limitations and conditions to be set forth in the policies. Such insurance coverage, however, may be inadequate in certain circumstances; and in those circumstances the Company will be acting as a self-insurer of amounts that might be sought pursuant to the Indemnification Agreements in excess of its insurance coverage. Should the Company be required to pay amounts as a result of the Indemnification Agreements in excess of the amounts for which it has obtained insurance, it is possible that such amounts, individually or in the aggregate, could adversely impact the Company's financial condition and, in turn, the stockholders' equity in the Company.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The Company granted effective February 22, 1996 to certain officers, directors and other key employees of the Company options to purchase an aggregate of 465,000 shares of Common Stock of the Company, of which 142,000 shares were exercisable immediately following the date of grant. The options were granted in reliance upon the exemption from registration afforded by Rule 701 of the Securities and Exchange Commission of the Securities Act of 1933, as amended (the "Securities Act") for offers and sales of securities pursuant to written compensatory benefit plans and the belief that the granting of the options did not involve a sale of securities within the meaning of the Securities Act. The Company sold to Paul Chopra, the Company's Chief Executive Officer and President, on September 3, 1996 and to David Manigault, an Executive Vice President and Chief Information Officer of the Company, on August 26, 1996, 15,000 and 5,000 shares, respectively, upon exercise of such options in reliance upon the exemption from registration afforded by Rule 701 under the Securities Act. Mr. Chopra resold his shares on September 11, 1996, and Mr. Manigault resold his shares on August 28, 1996 to a market maker, Needham & Company, Inc., in reliance upon the exemption from registration afforded by Rules 144 and 701 under the Securities Act. The Company granted on July 26, 1996 to certain key employees of the Company options to purchase an aggregate of 67,500 shares of Common Stock of the Company, of which 16,875 shares were exercisable immediately following the date of grant. The options were granted in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act.

     The Company intends to register the shares issuable upon exercise of the options described above on a Form S-8 Registration Statement.

ITEM 16. EXHIBITS AND FINANCIAL SCHEDULE

     (A) EXHIBITS


 EXHIBIT
  NUMBER                                DESCRIPTION
----------    ---------------------------------------------------------------
 1.1*         Form of Underwriting Agreement.
 3.3**        Certificate of Incorporation of Registrant.
 3.4**        By-laws of Registrant.
 4.1**        Form of Warrant to purchase Common Stock.
 4.2**        Registration Rights Agreement between Registrant, Healthcare
              Association of Southern California ("HASC") and Hospital
              Council Coordinated Programs, Inc., dated February 16, 1996.
 4.3**        Specimen Stock Certificate.
 5.1*         Opinion of Musick, Peeler & Garrett.
10.1**        Form of Indemnity Agreement entered into between Registrant and each of its executive officers and directors.
10.2**        Employment Agreement between Registrant and Paul Chopra,
              effective January 1, 1996.
10.3**        Executive Long-Term Incentive Plan of Registrant.
10.4**        1995 Stock Option Plan of Registrant and Form of Nonstatutory
              Option Grant Under the Plan.
10.5****      Revolving Credit Agreement between Registrant and 1st Business
              Bank, dated June 11, 1996, together with Promissory Note and
              General Security Agreement.
10.8**        Consulting Agreement between Registrant and Stephen W. Gamble dba Gamble's Victory Marine, dated August 1, 1994.
10.9**        Administrative Services Agreement between Registrant and
              Healthcare Association of Southern California, dated January 1,
              1996.
10.10***      Office Lease between TCEP II Properties and Registrant dated
              May 8, 1996.
10.11         1996 Stock Option Plan of Registrant.
11.1*         Statement re Computation of Per Share Earnings.
21.1*         Subsidiaries of Registrant.
23.1*         Consent of Deloitte & Touche LLP.
23.2*         Consent of Musick, Peeler & Garrett (included in Exhibit 5.1 hereto).
24.1*         Power of Attorney.


---------------

     * Previously filed.

   ** Incorporated by reference to such numbered exhibit included in Item 16(a),
      Part II of Registrants' Form S-1 Registration Statement No. 33-80635 as filed with the Commission on December 18, 1995.

  *** Incorporated by reference to such numbered exhibit included in Item 14(a),
      Part III of Registrant's Annual Report for the fiscal year ended March 31, 1996 on Form 10-K as filed with the Commission.


 **** Incorporated by reference to such numbered exhibit included in Item 6(a),
      Part II of Registrant's Quarterly Report for the fiscal quarter ended September 30, 1996 on Form 10-Q as filed with the Commission.

     (b) FINANCIAL SCHEDULE

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                            BALANCE AT   CHARGED TO   CHARGED TO                   BALANCE AT
                                            BEGINNING    COSTS AND      OTHER                         END
               DESCRIPTION                  OF PERIOD     EXPENSES     ACCOUNTS    DEDUCTIONS(1)   OF PERIOD
------------------------------------------  ----------   ----------   ----------   -------------   ----------
Year Ended March 31, 1994.................     $593         $229          $0          $  (80)         $742
Year Ended March 31, 1995.................     $742         $155          $0          $ (124)         $773
Year Ended March 31, 1996.................     $773         $205          $0          $ (143)         $835

---------------

(1) Represents accounts receivable written off against the allowance for doubtful accounts.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liability arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred of paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that, for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration statement as of the time it was declared effective.

     The Registrant hereby undertakes that, for the purpose of determining liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To effect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     The Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, who is thereunto duly authorized, in the City of Chatsworth, State of California, on November 20, 1996.


                                          By:           /s/ PAUL CHOPRA
                                             -----------------------------------
                                             Paul Chopra
                                             Chairman of the Board of Directors,
                                             President and Chief Executive
                                               Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on November 20, 1996.



                  SIGNATURE                               TITLE                     DATE
---------------------------------------------  ----------------------------  ------------------
               /s/ PAUL CHOPRA                    Chairman of the Board,      November 20, 1996
---------------------------------------------   President, Chief Executive
                 Paul Chopra                   Officer (Principal Executive
                                                         Officer

                     *                           Chief Financial Officer      November 20, 1996
---------------------------------------------   (Principal Accounting and
               Umesh Malhotra                       Financial Officer

                     *                          Vice Chairman of the Board    November 20, 1996
---------------------------------------------          and Director
              Stephen W. Gamble

                     *                             Treasurer, Secretary       November 20, 1996
---------------------------------------------          and Director
             Ronald J. Messenger

                     *                                   Director             November 20, 1996
---------------------------------------------
               James D. Barber

                     *                                   Director             November 20, 1996
---------------------------------------------
             Michael I. Matsuura

                     *                                   Director             November 20, 1996
---------------------------------------------
             Frederick S. Meyer

                     *                                   Director             November 20, 1996
---------------------------------------------
              Lynn P. Reitnouer

                     *                                   Director             November 20, 1996
---------------------------------------------
              Louis A. Simpson

               /s/ PAUL CHOPRA
---------------------------------------------
                 Paul Chopra
              Attorney-in-fact


---------------


* Paul Chopra, by signing his name hereto, does hereby sign this document on behalf of each of the above-named directors and/or officers of the Registrant, pursuant to a power of attorney duly executed by each such person.

                                 EXHIBIT INDEX


                                                                                     SEQUENTIALLY
  EXHIBIT                                                                              NUMBERED
  NUMBER                                   DESCRIPTION                                   PAGE
  ------       --------------------------------------------------------------------  ------------
   1.1*        Form of Underwriting Agreement......................................
   3.3**       Certificate of Incorporation of Registrant..........................
   3.4**       By-laws of Registrant...............................................
   4.1**       Form of Warrant to purchase Common Stock............................
   4.2**       Registration Rights Agreement between Registrant, Healthcare
               Association of Southern California ("HASC") and Hospital Council
               Coordinated Programs, Inc., dated February 16, 1996.................
   4.3**       Specimen Stock Certificate..........................................
   5.1*        Opinion of Musick, Peeler & Garrett.................................
  10.1**       Form of Indemnity Agreement entered into between Registrant and each of its executive officers and directors.............................
  10.2**       Employment Agreement between Registrant and Paul Chopra, effective
               January 1, 1996.....................................................
  10.3**       Executive Long-Term Incentive Plan of Registrant....................
  10.4**       1995 Stock Option Plan of Registrant and Form of Nonstatutory Option
               Grant Under the Plan................................................
  10.5****     Revolving Credit Agreement between Registrant and 1st Business Bank, dated June 11, 1996, together with Promissory Note and General
               Security Agreement..................................................
  10.8**       Consulting Agreement between Registrant and Stephen W. Gamble dba
               Gamble's Victory Marine, dated August 1, 1994.......................
  10.9**       Administrative Services Agreement between Registrant and Healthcare
               Association of Southern California, dated January 1, 1996...........
  10.10***     Office Lease between TCEP II Properties and Registrant dated May 8,
               1996................................................................
  10.11        1996 Stock Option Plan of Registrant................................
  11.1*        Statement re Computation of Per Share Earnings......................
  21.1*        Subsidiaries of Registrant..........................................
  23.1*        Consent of Deloitte & Touche LLP....................................
  23.2*        Consent of Musick, Peeler & Garrett (included in Exhibit 5.1 hereto).............................................................
  24.1*        Power of Attorney...................................................


---------------

    * Previously filed.

   ** Incorporated by reference to such numbered exhibit included in Item 16(a),
      Part II of Registrants' Form S-1 Registration Statement No. 33-80635 as filed with the Commission on December 18, 1995.

  *** Incorporated by reference to such numbered exhibit included in Item 14(a),
      Part III of Registrant's Annual Report for the fiscal year ended March 31, 1996 on Form 10-K as filed with the Commission.


 **** Incorporated by reference to such numbered exhibit included in Item 6(a),
      Part II of Registrant's Quarterly Report for the fiscal quarter ended September 30, 1996 on Form 10-Q as filed with the Commission.